Synalloy Corporation

Exhibit 21  Subsidiaries of the Registrant

All of the Company's subsidiaries are wholly owned. All subsidiaries are included in the Company's consolidated financial statements.

The subsidiaries are as follows:

Synalloy Metals, Inc., a Tennessee corporation
Bristol Metals, LLC, a Tennessee corporation

Manufacturers Soap and Chemicals Company, a Tennessee corporation
Manufacturers Chemicals, LLC, a Tennessee corporation

Ram-Fab, LLC, a South Carolina corporation

Metchem, Inc., a Delaware corporation

SFR, LLC, a South Carolina corporation